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                                                                   EXHIBIT 10.43


                                                                  EXECUTION COPY

                              EMPLOYMENT AGREEMENT

      THIS EMPLOYMENT AGREEMENT (the "Agreement") hereby amends and restates the Employment Agreement entered into by and between AMERICAN SKIING COMPANY, a Delaware company, (the "Company"), and LESLIE B. OTTEN of Newry, Maine ("Executive"), dated August 9, 2000. This Agreement shall be effective between Executive and the Company, its successors and assigns as of the close of business on the day of the consummation of the transaction contemplated by the Agreement and Plan of Merger dated as of November__, 2000 among the Company, MeriStar Hotel & Resorts, Inc. and ASC Merger Sub, Inc. (the "Effective Date"), pursuant to which the Company will be the surviving entity.

      WHEREAS, Executive has been employed as chairman and chief executive officer of the Company; and

      WHEREAS, the Company desires to continue to employ Executive as chairman and to enter into such an agreement embodying the terms of such employment; and

      WHEREAS, Executive desires to continue to serve as chairman of the Company and to enter into the Agreement;

      NOW, THEREFORE, in consideration of the promises and mutual covenants herein and for other good and valuable consideration, the parties hereby agree as follows:

      1. TERM OF EMPLOYMENT. The Company hereby continues to employ Executive for a period commencing on the Effective Date and ending on December 31, 2005 (the "Initial Term"); PROVIDED, HOWEVER, that on each December 31st, starting with December 31, 2005, the term shall be automatically extended for an additional one (1) year period (the first possible extension period therefore being January 1, 2006 - December 31, 2006), unless, at least 90 days prior to the relevant December 31, either party hereto shall provide written notice of its or his desire not to extend the term hereof to the other party hereto subject to Section 7 of the Agreement; such initial term and all automatic extensions thereof shall be referred to herein as the "Employment Term".


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         2. POSITION.

         (a) During the Employment Term, Executive shall serve as Chairman of the Board of Directors of the Company (the "Board"), Chairman of the Executive Committee of the Board, a member of the Nominating Committee of the Board and a member of the board of directors of ASC Utah and American Skiing Company Resort Properties, Inc. and each Material Subsidiary listed on Exhibit A annexed hereto.

         The duties, authority, and responsibilities of Executive with respect to the Company shall be as follows:

         o        To conduct meetings of the Board;

         o To assist in the development of a strategic business plan and meet on a regular basis with the Chief Executive Officer of the Company ("CEO") to review and update implementation plans;

         o        To chair the Executive Committee of the Board;

         o        To participate in all management executive committee meetings;

         o        To help develop a strategic branding strategy;

         o        To help maintain industry relations;

         o        To maintain community relations and public relations;

         o        To assist in coordinating governmental affairs;

         o        To help establish and review annual marketing plans; and

         o To develop strategic alliances with other entities which so as to seek to further promote revenue growth and real estate development.

         For purposes of reporting and authority Executive shall have a rank equal to that of the CEO of the Company, and there shall be no officer of the Company who is senior to the Executive. In addition, Executive shall perform such other duties as shall be reasonably determined by the Board, in addition to those listed above, subject to the general direction, approval and control of the Board.

         (b) Executive shall report directly to the Board.

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         (c) Executive's place of employment shall be split between the executive offices of the Company, the eastern regional offices of the Company at Sunday River, Maine and the western regional offices at The Canyons, Utah. Executive shall perform his duties hereunder from all such executive offices of the Company, subject to travel requirements on account of Company business.

         (d) During the Employment Term, Executive shall devote the majority of his business time and best efforts to the performance of his duties hereunder and shall not engage in any Competitive Business (as such term is defined in Section 8 of the Agreement), profession or occupation for compensation or otherwise, without the prior written consent of the Board, PROVIDED, HOWEVER, that Executive may continue to own and develop (i) through Sugarbush Land Holdings, Inc. and/or SB River Realty LLC, real property located in or around Warren, Fayston and Waitsfield, Vermont (the "Sugar Bush Property") and (ii) through the Sunday River Land Corporation, real property located in or around Newry and Riley Township, Maine (the "SR Property") subject to the following limitations: Except to the extent to which any agreement between Executive and the Company may be applicable with respect to real property, if Executive proposes to sell or otherwise transfer his interest in the SR Property or enter into a binding agreement to develop the SR Property with a third party (collectively "Development"), other than the grant of a mortgage or other security for an obligation, Executive shall notify the Company and Oak Hill Capital Partners, L.P. at the address specified in Section 11(g) hereof, in writing of such Development, and the terms and conditions of such Development. The Notice shall further state that the Company shall have the right to purchase or otherwise engage in such Development pursuant to terms and conditions at least as favorable as those proposed to such third party (the "Right of First Refusal"). If within twenty (20) days following delivery of the Notice, the Company fails to deliver to Executive written notice of its intention to exercise its Right of First Refusal pursuant to the previous sentence hereof, then the Company shall be deemed to have waived its Right of First Refusal.

         (e) Notwithstanding anything herein, during the Employment Term, Executive may not develop any real property for use in a Competitive Business (as such term is defined in Section 8 of the Agreement). Nothing in this Section 2 shall limit or restrict Executive


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from performing uncompensated services for or from serving on the board of directors of any business entity, charitable, religious or any other non-profit organization, so long as such service does not interfere with Executive's ability or availability to perform his duties hereunder. Executive shall provide the Board at least annually, a list of each such board upon which he serves.

         3. BASE SALARY. During the Employment Term, the Company shall pay Executive a base salary (the "Base Salary") at a minimum annual rate of $380,000 payable in regular installments in accordance with the Company's usual payroll practices. Executive shall be entitled to such increases in his Base Salary, if any, as may be determined from time to time in the sole discretion of the Board; PROVIDED, HOWEVER, that in any event, on each anniversary of the Employment Term commencing on or after January 1, 2001, Base Salary shall be increased by an amount of not less than the increase in the Consumer Price Index over the 12 month period ending on December 31st of the preceding calendar year. Consumer Price Index shall mean the Consumer Price Index for Urban Consumers issued by the Department of Labor for Boston, Massachusetts or any substantially similar index (the "CPI").

      4. BONUS PAYMENTS. Executive shall be afforded the opportunity to earn a cash bonus for each calendar year ending during the Employment Term, contingent upon the Company's achievement of certain specified target earnings before interest, taxes, depreciation and amortization (the "EBITDA Budget") established prior to each July 31st in respect of the fiscal year commencing thereafter, by the Board or a committee thereof in its discretion (but after consultation with Executive). Such bonus award shall be as follows: (i) $190,000 upon the Company's attainment of 90% of the EBITDA Budget, and for each whole percentage increase between 90% and 100%, such amount shall be increased ratably, (ii) $300,000 upon the Company's attainment of 100% of the EBITDA Budget and for each whole percentage increase between 100% and 110%, such amount shall be increased ratably, and (iii) $380,000 upon the Company's attainment of 110% or greater of the EBITDA Budget (the "Bonus"). The Bonus shall be paid at the same time as annual bonuses are paid to other senior executives of the Company. The foregoing amounts shall be subject to annual adjustment upward on each


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anniversary of the Employment Term in accordance with increases in the CPI over the preceding year; PROVIDED; HOWEVER that Executive shall have an opportunity during the thirty (30) day period immediately following the adoption of a new senior management team bonus plan (the "Senior Bonus Plan") by the Compensation Committee of the Board, to elect to replace the bonus formula (in its entirety) set forth in this Section 4 with the bonus formula (in its entirety) to be used to calculate the total annual bonus to be paid to the CEO of the Company under the terms of the Senior Bonus Plan. Executive shall make such election in writing which shall be delivered to the Board or the Compensation Committee of the Board prior to the expiration of such thirty (30) day period. In addition, in the Board's sole and complete discretion, with respect to any fiscal year, Executive may also be awarded an additional bonus not to exceed $100,000 (the "Discretionary Bonus").

         5. EMPLOYEE BENEFITS, BUSINESS EXPENSES AND PERQUISITES.

         (a) During the Employment Term, Executive shall be entitled to participate in all regular employee benefit plans established by the Company and generally made available to senior executives of the Company, including, without limitation, any savings and profit sharing plans, retirement plans, vacation, health plans, life insurance or disability insurance plans or tax preparation services (collectively, "Employee Benefits").

         (b) Reasonable travel, entertainment and other business expenses incurred by Executive in the performance of his duties hereunder shall be reimbursed by the Company in accordance with Company policies and procedures applicable to senior executives of the Company as in effect from time to time.

         (c) During the Employment Term, Executive shall be entitled to (i) reimbursement of the actual cost of appropriate residential living quarters in the Grand Summit Hotel, The Canyons, Utah or the actual cost of a substantially equivalent living quarters adjacent to said hotel, and (ii) reimbursement for appropriate residential living quarters in the Washington D.C. area (to be provided by the Company if acceptable to the Executive). The aggregate reimbursements provided in the foregoing sentence shall not exceed $9,000 per month. In addition, Executive shall be provided with a transportation allowance, in a manner consistent with the travel policy of the Company. Such business transportation allowance is intended to

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provide Executive with appropriate means of travel to and from Bethel, Maine, including use of the Company's airplane.

         (d) During the Employment Term, the Company shall provide Executive with a reasonable and appropriate level of staffing, consistent with the performance of his duties hereunder, subject to the applicable limitations provided in the Company's annual budget approved by the Board.

         6. STOCK OPTIONS.

         At the discretion of the Compensation Committee of the Board, Executive shall be eligible for annual grants of stock options under the Company's stock option plan as awarded by the Board to the Company's senior executives.

         7. TERMINATION.

         (A) FOR JUST CAUSE BY THE COMPANY. Executive's employment hereunder may be terminated by the Board for "Just Cause". Any such termination shall require a vote of not less than seven (7) of eleven members of theBoard. For purposes of the Agreement, "Just Cause" shall mean (A)Executive's substantial failure to perform his duties hereunder or to follow reasonable, lawful directions of the Board conforming to this Agreement causing demonstrable injury to the Company,
(B) willful misconduct or willful malfeasance by Executive in connection with his employment, (C) Executive's conviction of, or plea of NOLO CONTENDERE to, any crime constituting a felony under the laws of the United States or any State thereof, or any other crime involving moral turpitude or (D) Executive's material breach of any of the provisions of the Agreement or the Company's By-Laws. A termination described in clause (C) shall be effective immediately following the Board's review. If the Board gives notice of its intention to discharge Executive for Just Cause under clause (A), (B) or (D) of this Section 7(a), the Board shall designate with specificity the conduct in question and a finding of Just Cause shall be made only after Executive has had reasonable advance notice of and opportunity to be heard by the Board regarding such conduct. Executive shall have a thirty (30) day opportunity to cure, if cure is possible, and if, in the Board's sole discretion, Executive has not cured the Just Cause for his termination within that time, the Board shall


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have the right to declare Executive's employment terminated. Notwithstanding anything herein to the contrary, if Executive is terminated for Just Cause pursuant to this Section 7(a), he shall be entitled to receive his Base Salary through the date of termination and Executive shall be entitled to no other salary or bonus payments or any other benefits under the Agreement. All other benefits, if any, due Executive following Executive's termination of employment pursuant to this Section 7(a) shall be determined in accordance with the plans, policies and practices of the Company; provided, however, that Executive shall not participate in any severance plan, policy or program of the Company.

         (B) DISABILITY OR DEATH. Executive's employment hereunder shall terminate upon his death. If Executive becomes physically or mentally incapacitated and is therefore unable (or will, as a result thereof, be unable) for a period of four (4) consecutive months or for an aggregate of six (6) months in any twelve (12) consecutive month period to perform the essential functions of his job, with reasonable accommodations (such incapacity is hereinafter referred to as "Disability"), the Board shall have the right to terminate Executive's employment hereunder, subject to the receipt of Board consent as provided herein. Any question as to the existence of a Disability as to which Executive and the Board cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Executive and the Board. If Executive and the Board cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Board and Executive shall be final and conclusive for all purposes of the Agreement. During the period when such determination is being made, Executive shall remain an employee and be compensated as such in full; provided that Executive does not unduly prolong or delay such determination.

         Upon termination of Executive's employment hereunder during the Employment Term as a result of Executive's death, Executive's estate shall receive from the Company his Base Salary and earned accrued bonus at the rate in effect at the time of Executive's death through the end of the month in which his death occurs. Executive's estate shall be entitled to no other salary or bonus payments under the Agreement.

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         (C) WITHOUT JUST CAUSE BY THE COMPANY OR WITH GOOD REASON BY EXECUTIVE.
Executive's term of employment hereunder may be terminated by (A) a vote of seven (7) of eleven (11) members of the Board without Just Cause (for reasons other than death or Disability) or (B) Executive for Good Reason (as defined below), in each case, upon ten (10) business days written notice.

         For purposes of the Agreement, "Good Reason" shall mean: (A) any material breach by the Company of the provisions of the Agreement, including but not limited to, any reduction by the Company in Executive's Base Salary or other compensation to which Executive does not consent or (B) any material diminution in Executive's authority, duties or responsibilities, it being understood and agreed that the exercise of rights of approval of certain corporate action by the Board or rights of supervision of the Board described in Section 2(a) hereof, shall not be considered to be a diminution of Executive's duties or responsibilities. The Company shall have a thirty (30) business day period in which to cure, if cure is possible, and if, the Company has not cured the circumstances giving rise to Good Reason within that time, the Executive shall have the right to declare his employment terminated for Good Reason.

         (D) TERMINATION BY EXECUTIVE. If Executive terminates his employment with the Company for any reason (other than for Good Reason, death or Disability) during the Employment Term, such termination shall be treated as a termination for Just Cause pursuant to Section 7(a) of the Agreement and the provisions of Section 7(a) shall apply.

         (E) SEVERANCE PAY. In case of any termination of the Employment Term for (i) Disability pursuant to Section 7(b), (ii) without Just Cause by the Company or for Good Reason by the Executive pursuant to Section 7(c) or (iii) for any reason by Executive during the one year period following a "Change of Control" (as defined below), or (iv) for any reason by the Company other than for Just Cause during the one year period following such a "Change of Control" the Company shall pay to Executive, subject to Section 7(g) hereof: (A) his Base Salary at the rate in effect immediately prior to such termination, for a period of twenty-four (24) months following such termination, such payments to be made over such twenty-four (24) month period in accordance with the Company's regular payroll practices and (B) an amount equal to the Discretionary Bonus (at the rate in effect immediately prior to such


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termination) that Executive would have been paid during the twenty-four month period following such termination, such Discretionary Bonus substitute payment or payments to be made at the same time as bonuses are generally paid to the senior most executives of the Company. All other Employee Benefits, if any, due Executive following Executive's termination shall be continued subject to the terms of the applicable plans, policies and practices of the Company; PROVIDED, HOWEVER, that Executive shall not participate in any other salary severance plan, policy or program of the Company (collectively the "Executive Severance Payments").

         Upon a Change in Control, all stock options or other incentive awards shall become 100% vested.

         For purposes of this Agreement the term "Change of Control" shall have the meaning ascribed to it in the Third Supplemental Indenture, dated as August 6, 1999 among ASC East, Inc. and United States Trust Company of New York, and the parties named therein, a copy of which is attached hereto as Exhibit B, but excluding the pending merger with MeriStar Hotel & Resorts, Inc.

         (F) NOTICE OF TERMINATION. Any purported termination of employment or the Agreement by the Company or by Executive shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 11(g) hereof and within 30 days prior to such termination; provided, that a shorter notice period may apply if so prescribed by the applicable subsection of this
Section 7. For purposes of the Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in the Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.

         (G) MITIGATION/OFFSET. Following the termination of his employment, Executive shall have no obligation or duty to seek subsequent employment or engagement as an employee or a consultant, PROVIDED, HOWEVER, that in the event that Executive secures other employment from an Employer in a Competitive Business , or shall be engaged in a significant consulting relationship with an Employer in a Competitive Business, then the Company shall have the right to reduce the salary continuation payments provided in Section 7(e) otherwise exceeding

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one times salary payable pursuant to Section 7(e) by (X) compensation earned by
Executive, as an employee from subsequent employment and/or (Y) net income earned by the Executive as an independent contractor, commencing on or after his termination of employment. Executive shall provide the Company with written notice that he has secured such other employment or entered into such other consulting relationship within thirty (30) days following the commencement of such employment or consulting relationship.

         8. NON-COMPETITION/NONSOLICITATION. Executive recognizes and acknowledges that the services to be performed by him hereunder are special, unique and extraordinary and Executive further acknowledges and recognizes the highly competitive nature of the business of the Company. Accordingly, Executive agrees that during the Employment Term and for a period of twelve (12) months following termination of employment (the "Restrictive Period"), Executive will not, directly or indirectly, as an officer, director, stockholder, partner, member, associate, employee, consultant, owner, agent, creditor, co-venturer or otherwise, become or be financially interested in or be associated with any other person or entity, in any state in the United States in which the Company has operations at the date of his termination of employment, in a "Competitive Business" with that of the Company at such time. For purposes of the Agreement, a Competitive Business shall mean any business which derives 25% or more of its revenue directly or indirectly from skiing and other winter resorts, winter-associated real estate development and related activities which involve skiing and winter resorts as its primary business, but excluding SR Property, SB River Realty LLC and Sugar Bush Land Holdings, Inc. as provided in Section 2(b) hereof. Executive's ownership of shares in the Company and the ownership, directly or indirectly, of not more than five percent (5%) of the issued and outstanding stock of any corporation, the shares of which are regularly traded on a national securities exchange or in the over-the-counter market, shall not in any event be deemed to be a violation of the provisions of this Section 8.

         During the Restricted Period, Executive shall not (i) directly or indirectly, (A) solicit or encourage any employee of the Company to leave the employment of the Company, or (B) hire any such employee who has left the employment of the Company (other than as a result of the termination of such employment by the Company) within one (1) year after the

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termination of such employee's employment with the Company, and (ii) directly or indirectly, solicit or encourage to cease to work with the Company any consultant then under contract with the Company.

         For purposes of this Section 8 and Section 9 of the Agreement, the term "the Company" shall mean the Company and any subsidiary or affiliate (as such term is defined in Rule 144 promulgated under the Securities Act of 1933, as amended, or any successor rule) of the Company.

         It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this Section 8 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in the Agreement is an unenforceable restriction against Executive, the provisions of the Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in the Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

         9. CONFIDENTIALITY AND NONDISPARAGEMENT.

            (a) Executive will not at any time (whether during or after his employment with the Company) disclose or use for his own benefit or purposes or the benefit or purposes of any other person, entity or enterprise other than the Company, any confidential trade secrets, information, or data relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, manufacturing processes, financing methods, plans, or the business and affairs of the Company generally, and shall not make disparaging statements about the Company, its businesses, officers, directors, employees or stockholders; provided, that the foregoing shall not apply (i) to information which is not unique to the Company or which is generally known to the industry or the public other than as a result of Executive's breach of this covenant, (ii) to information, the disclosure of which Executive did not know, and did not have reason to know, could be damaging to the


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reputation or business and affairs of the Company, (iii) to information which Executive is required to disclose to any governmental or judicial authority, or (iv) to information that could be lawfully obtained, compiled or recreated by a third party unaffiliated with the Company for a reasonable cost and with reasonable effort. Executive hereby agrees that during and after the Employment Term, he shall provide the Company with access to all memoranda, books, papers, plans, information, letters and other data which relate to the operations of the business of the Company at such times and from time to time as the Board shall request. Executive further agrees that he will not retain or use for his account at any time any trade names, trademarks or service marks owned by the Company.

            (b) The Company agrees not to issue or circulate false or disparaging statements, remarks or rumors about Executive unless giving truthful testimony under subpoena. Executive agrees not to issue or circulate false or disparaging statements, remarks or rumors about the Company, its businesses, officers, directors, employees or stockholders unless giving truthful testimony under subpoena.

      10. SPECIFIC PERFORMANCE. Executive acknowledges and agrees that the Company's remedies at law for a breach or threatened breach of any of the provisions of Section 8 or 9 would be inadequate and, in recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available; PROVIDED, HOWEVER, the foregoing shall not prevent Executive from contesting the issuance of any such injunction on the ground that no violation or threatened violation of Section 8 or 9 has occurred.

      11.  MISCELLANEOUS.

      (a) GOVERNING LAW. The Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its conflict of laws principles.

      (b) INDEMNIFICATION. To the full extent not inconsistent with applicable law and the Company's governing documents, in the event that Executive is a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or


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investigative, by reason of the fact that he is or was a director, officer or employee of the Company, the Company shall indemnify Executive and hold him harmless, against all expenses (including reasonable costs and attorneys' fees), judgments, fines and amounts paid in settlement (with the Company's consent) actually and reasonably incurred by him, as and when incurred, in connection with such action, suit or proceeding if he acted in good faith and in a manner reasonably believed to be in the best interests of the Company. The provisions of this Section 11(b) shall not be deemed exclusive of any other rights of indemnification to which Executive may be entitled or which may be granted to him, and it shall be in addition to any rights of indemnification to which he may be entitled under any policy of insurance or the Company's by-laws or by statute. These provisions shall continue in effect after Executive has ceased to be an officer or director of the Company.

         (c) AMENDMENTS. The Agreement may not be amended except by written instrument signed by the parties hereto.

         (d) NO WAIVER. The failure of a party to insist upon strict adherence to any term of the Agreement on any occasion shall not be considered a waiver of such party's rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of the Agreement.

         (e) SEVERABILITY. In the event that any one or more of the provisions of the Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of the Agreement shall not be affected thereby.

         (f) SUCCESSORS AND ASSIGNS. The Agreement shall be binding upon and inure to the benefit of the heirs and representatives of Executive and the assigns and successors of the Company, but neither the Agreement nor any rights or obligations hereunder shall be assignable or otherwise subject to hypothecation by Executive (except by will or by operation of the laws of intestate succession) or by the Company, except it is understood that the Company may assign the Agreement to any successor (whether by merger, purchase or otherwise) to all or substantially all of the stock or assets of, or common ownership interests in, the Company, if such successor expressly agrees to assume, or otherwise assumes by application of law, the obligations of the Company hereunder.

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         (g) NOTICE. For the purpose of the Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given (i) when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses of the parties or (ii) when delivered by telecopy with written confirmation of receipt thereof, PROVIDED; HOWEVER, that a copy of all notices to the Company shall (X) be directed to the Secretary of the Company with instructions to send such a copy to each member of the Board and (Y) be forwarded simultaneously with the copy being sent to the Company to each of Steven B. Gruber and Bradford E. Bernstein, Oak Hill Capital Partners, L.P., Park Avenue Tower, 65 East 55th Street, New York, New York 10022, telecopy:
(212) 754-5685.

         (h) WITHHOLDING TAXES. The Company may withhold from any amounts payable under the Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

         (i) COUNTERPARTS. The Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.


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      IN WITNESS WHEREOF, the parties hereto have duly executed the Agreement as of January 3, 2000.


                                    /s/ Leslie B. Otten
                                    ---------------------------
                                    LESLIE B. OTTEN


                                    AMERICAN SKIING COMPANY


                                    By: /s/ Christopher E. Howard
                                        -------------------------
                                        Christopher E. Howard

                                    Title: Secretary



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                  Exhibit A - List of each Material Subsidiary




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                                   Exhibit B -



  "Change of Control" definition from the Third Supplemental Indenture, dated as August 6, 1999 among ASC East, Inc. and United States Trust
                               Company of New York



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